Exhibit (d)(9)(D)

Notice of Termination of Subadvisory Agreement as to the

Large Cap Trust

(a Series of John Hancock Variable Insurance Trust)

Grantham, Mayo, Van Otterloo & Co. LLC

Notice is hereby give pursuant to Section 7 of the Subadvisory Agreement (the “Agreement”) dated October 17, 2005, as amended, between John Hancock Investment Management Services, LLC and Grantham, Mayo, Van Otterloo & Co., LLC (“GMO”) that the Agreement as to the Large Cap Trust is terminated effective as of the close of business on April 27, 2012. The Agreement will continue to remain in effect as to all other portfolios listed in Appendix A to the Agreement on and after April 27, 2012.

Executed this 23rd day of April, 2012.

John Hancock Investment Management Services, LLC

By:	/s/ John Bryson

John Bryson

Vice President Product Mgmt, IMS

GMO hereby waives its right to 60 days notice of such termination as provided for in Section 7 of this Agreement.

Grantham, Mayo, Van Otterloo & Co., LLC

By:	/s/ JB Kittredge

JB Kittredge

General Counsel